Exhibit 5.1

[Letterhead of Educate, Inc.]

March 31, 2006

Educate, Inc.

1001 Fleet Street

Baltimore, Maryland 21202

Re:	Educate, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

I serve as General Counsel of Educate, Inc., a Delaware corporation (the “Company”), and in such capacity I have acted as counsel to the Company in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 1,200,000 shares of Common Stock, par value $0.01 per share (the “Shares”) which may be issued pursuant to the exercise of options granted under the Company’s 2004 Omnibus Stock Incentive Plan and in connection with the Company’s 401(k) Retirement Savings Plan (collectively, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, I have examined and relied on originals or copies of the following: (i) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware; (ii) the Amended and Restated By-Laws of the Company, as certified by the Secretary of the Company; (iii) the Plans; and (iv) certain resolutions of the Board of Directors of the Company relating to the Plans. I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below. As to any facts material to the opinion expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and of public officials.

In rendering the opinion set forth below, I have also assumed that each agreement setting forth the terms of each grant of option or other awards under each Plan is consistent with the applicable Plan and will be duly authorized and validly executed and delivered by the parties thereto and that the consideration received by the Company for the Shares delivered pursuant to the Plans will be in an amount at least equal to the par value of such Shares.

I do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and I do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing, I am of the opinion that when: (i) the Registration Statement becomes effective under the Securities Act; (ii) certificates representing the Shares to be issued under the Plans in the form of the specimen certificate examined by me have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar; and (iii) such certificates have been delivered and paid for in accordance with the terms and conditions of the applicable Plan, the issuance and sale of such Shares will have been duly authorized and such Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ C. Alan Schroeder
C. Alan Schroeder
General Counsel and Secretary
Educate, Inc.